Exhibit 99.1

Middle Market Credit Fund, LLC

Consolidated Financial Statements with Report of Independent Auditors

For the years ended December 31, 2018 and 2017

Middle Market Credit Fund, LLC

Report of Independent Auditors

The Board of Managers and Members of
Middle Market Credit Fund, LLC

We have audited the accompanying consolidated financial statements of Middle Market Credit Fund, LLC (the “Company”), which comprise the consolidated statements of assets, liabilities and members’ capital, including the consolidated schedules of investments, as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in members’ capital and cash flows for the years ended December 31, 2018 and 2017, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Middle Market Credit Fund, LLC at December 31, 2018 and 2017, and the consolidated results of its operations, changes in its members’ of capital and its cash flows for the years ended December 31, 2018 and 2017 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
New York, NY
February 26, 2019

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF ASSETS, LIABILITIES AND MEMBERS’ CAPITAL
(dollar amounts in thousands)

	December 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$55,698	$19,502
Investments, at fair value (amortized cost of $1,198,537 and $983,669, respectively)	1,173,508	984,773
Deferred financing asset	5,087	4,984
Interest receivable	1,732	1,925
Prepaid expenses and other assets	30	31
Total assets	$1,236,055	$1,011,215

LIABILITIES AND MEMBERS’ EQUITY
Secured borrowings (Note 5)	$572,178	$377,686
Mezzanine Loans (Note 5)	112,000	85,750
2017-1 Notes payable, net of unamortized debt issuance costs of $1,849 and $2,051, respectively (Note 6)	309,114	348,939
Subordinated Loans (Note 7)	236,000	173,000
Payable for investments purchased	12,937	9,610
Due to affiliate	146	129
Interest and credit facility fees payable (Note 5)	12,828	8,770
Dividend payable	7,400	5,680
Other accrued expenses and liabilities	884	1,119
Total liabilities	$1,263,487	$1,010,683
Commitments and contingencies (Note 8)

MEMBERS' CAPITAL/(DEFICIT)
Members' equity	$2	$2
Accumulated net investment income (loss) net of cumulative dividends of $51,159 and $20,692, respectively	(2,200)	(574)
Accumulated net realized gain (loss), net of cumulative dividends of $91 and $58, respectively	—	—
Accumulated net unrealized appreciation (depreciation)	(25,234)	1,104
Total members' capital, net	$(27,432)	$532
Total liabilities and members' capital	$1,236,055	$1,011,215

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED SCHEDULE OF INVESTMENTS
As of December 31, 2018
(dollar amounts in thousands)

Consolidated Schedule of Investments as of December 31, 2018
Investments (1)		Footnotes	Industry	Reference Rate & Spread (2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (5)	Fair Value (6)
First Lien Debt (99.91% of fair value)
Achilles Acquisition, LLC	+\	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 4.00%	6.56%	10/11/2025	$18,000	$17,906	$17,716
Acrisure, LLC	+	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 4.25%	6.77%	11/22/2023	20,886	20,843	19,981
Acrisure, LLC	+\	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 3.75%	6.27%	11/22/2023	11,940	11,928	11,333
Advanced Instruments, LLC	^+*	(2) (3) (8)	Healthcare & Pharmaceuticals	L + 5.25%	7.63%	10/31/2022	11,791	11,695	11,690
Ahead, LLC	^+	(2) (3) (8)	High Tech Industries	L + 4.25%	6.87%	6/29/2023	20,059	19,959	19,856
Alpha Packaging Holdings, Inc.	+*	(2) (3)	Containers, Packaging & Glass	L + 4.25%	7.05%	5/12/2020	16,860	16,830	16,813
AM Conservation Holding Corporation	+*	(2) (3)	Energy: Electricity	L + 4.50%	7.30%	10/31/2022	38,310	38,079	38,027
AQA Acquisition Holding, Inc.	^+*	(2) (3) (8)	High Tech Industries	L + 4.25%	7.05%	5/24/2023	19,148	19,111	18,978
Avalign Technologies, Inc.	+\	(2) (3)	Healthcare & Pharmaceuticals	L + 4.50%	7.00%	12/22/2025	13,000	12,874	12,848
Big Ass Fans, LLC	+*\	(2) (3)	Capital Equipment	L + 3.75%	6.55%	5/21/2024	14,052	13,973	13,840
Borchers, Inc.	^+*	(2) (3) (8)	Chemicals, Plastics & Rubber	L + 4.50%	7.30%	11/1/2024	15,589	15,533	15,545
Brooks Equipment Company, LLC	+*	(2) (3)	Construction & Building	L + 5.00%	7.71%	8/29/2020	5,948	5,940	5,935
Clearent Newco, LLC	^+	(2) (3) (8)	High Tech Industries	L + 4.00%	6.52%	3/20/2024	23,093	22,702	22,819
DBI Holding, LLC	+*	(2) (3) (9)	Transportation: Cargo	L + 5.25%	7.76%	8/1/2021	34,494	34,276	25,400
DBI Holding, LLC	^		Transportation: Cargo	15% (100% PIK)	7.76%	2/1/2020	1,119	1,119	1,119
DecoPac, Inc.	^+*	(2) (3) (8)	Non-durable Consumer Goods	L + 4.25%	7.05%	9/29/2024	12,696	12,571	12,619
Dent Wizard International Corporation	+	(2) (3)	Automotive	L + 4.00%	6.51%	4/7/2020	24,256	24,183	24,110
DTI Holdco, Inc.	+*\	(2) (3)	High Tech Industries	L + 4.75%	7.28%	9/30/2023	19,081	18,941	17,793
EIP Merger Sub, LLC (Evolve IP)	+*	(2) (3) (4)	Telecommunications	L + 5.75%	8.27%	6/7/2022	22,358	21,923	21,788
EIP Merger Sub, LLC (Evolve IP)	*	(2) (3) (7)	Telecommunications	L + 5.75%	8.27%	6/7/2022	1,500	1,469	1,462
Eliassen Group, LLC	+	(2) (3)	Business Services	L + 4.50%	7.00%	11/5/2024	6,250	6,226	6,202
Exactech, Inc.	+\	(2) (3)	Healthcare & Pharmaceuticals	L + 3.75%	6.27%	2/14/2025	12,903	12,849	12,741
Executive Consulting Group, LLC, Inc.	^+	(2) (3) (8)	Business Services	L + 4.50%	7.30%	6/20/2024	15,318	15,168	15,132
Golden West Packaging Group LLC	+*	(2) (3)	Containers, Packaging & Glass	L + 5.25%	7.77%	6/20/2023	30,180	29,978	29,760
HMT Holding Inc.	^+*	(2) (3) (8)	Energy: Oil & Gas	L + 4.50%	7.02%	11/17/2023	33,490	32,902	33,172
J.S. Held, LLC	+*	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 4.50%	7.30%	9/25/2024	20,309	20,137	19,998
Jensen Hughes, Inc.	^+*	(2) (3) (8)	Utilities: Electric	L + 4.50%	7.30%	3/22/2024	27,978	27,896	27,382
Kestra Financial, Inc.	+*	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 4.25%	6.76%	6/24/2022	21,744	21,547	21,690
MAG DS Corp.	^+	(2) (3) (8)	Aerospace & Defense	L + 4.75%	7.27%	6/6/2025	22,885	22,679	22,665
Maravai Intermediate Holdings, LLC	+\	(2)	Healthcare & Pharmaceuticals	L + 4.25%	6.81%	8/2/2025	29,925	29,640	29,578

Consolidated Schedule of Investments as of December 31, 2018
Investments (1)		Footnotes	Industry	Reference Rate & Spread(2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (5)	Fair Value (6)
First Lien Debt (99.91% of fair value)
Mold-Rite Plastics, LLC	+	(2) (3)	Chemicals, Plastics & Rubber	L + 4.50%	7.30%	12/14/2021	$14,850	$14,793	$14,762
MSHC, Inc.	^+*	(2) (3) (8)	Construction & Building	L + 4.25%	6.89%	7/31/2023	23,579	23,514	23,088
Newport Group Holdings II, Inc.	+\	(2)	Banking, Finance, Insurance & Real Estate	L + 3.75%	6.54%	9/13/2025	17,790	17,666	17,564
North American Dental Management, LLC	^+*	(2) (3) (8)	Healthcare & Pharmaceuticals	L + 5.25%	8.04%	7/7/2023	37,781	37,329	37,093
North Haven CA Holdings, Inc.	^+*	(2) (3) (8)	Business Services	L + 4.50%	7.02%	10/2/2023	35,139	34,789	34,401
Odyssey Logistics & Technology Corporation	+*\	(2) (3)	Transportation: Cargo	L + 4.00%	6.52%	10/12/2024	39,680	39,496	39,149
Output Services Group	^+\	(2) (3) (8)	Media: Advertising, Printing & Publishing	L + 4.25%	6.77%	3/27/2024	17,400	17,338	16,663
PAI Holdco, Inc.	+*	(2) (3)	Automotive	L + 4.25%	7.05%	1/5/2025	19,727	19,637	19,459
Park Place Technologies, Inc.	+\	(2) (3)	High Tech Industries	L + 4.00%	6.52%	3/29/2025	15,922	15,856	15,639
Pasternack Enterprises, Inc.	+	(2) (3)	Capital Equipment	L + 4.00%	6.52%	7/2/2025	20,076	20,076	19,745
Pharmalogic Holdings Corp.	^+	(2) (3) (8)	Healthcare & Pharmaceuticals	L + 4.00%	6.52%	6/11/2023	7,017	6,995	6,949
Ping Identity Corporation	+\	(2) (3)	High Tech Industries	L + 3.75%	6.27%	1/25/2025	4,975	4,956	4,915
Premier Senior Marketing, LLC	*	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 4.25%	6.75%	11/30/2025	4,953	4,953	4,875
Premise Health Holding Corp.	^+\	(2) (3) (8)	Healthcare & Pharmaceuticals	L + 3.75%	6.55%	7/10/2025	13,862	13,805	13,717
Propel Insurance Agency, LLC	^+	(2) (3) (8)	Banking, Finance, Insurance & Real Estate	L + 4.25%	6.75%	6/1/2024	21,088	20,535	20,628
PSI Services, LLC	^+*	(2) (3) (8)	Business Services	L + 5.00%	7.52%	1/20/2023	29,919	29,469	29,239
Q Holding Company	+*	(2) (3)	Automotive	L + 5.00%	7.52%	12/18/2021	17,099	17,058	16,969
QW Holding Corporation (Quala)	^+*	(2) (3) (8)	Environmental Industries	L + 6.75%	9.22%	8/31/2022	9,704	9,338	9,489
RevSpring, Inc.	+*\	(2) (3)	Media: Advertising, Printing & Publishing	L + 4.25%	7.05%	10/11/2025	20,000	19,953	19,680
Situs Group Holdings Corporation	+	(2) (3)	Banking, Finance, Insurance & Real Estate	L + 4.50%	7.02%	2/26/2023	8,915	8,892	8,887
Surgical Information Systems, LLC	+*	(2) (3) (7)	High Tech Industries	L + 4.85%	7.37%	4/24/2023	27,708	27,494	27,171
Systems Maintenance Services Holding, Inc.	+*	(2) (3)	High Tech Industries	L + 5.00%	7.52%	10/28/2023	24,010	23,907	17,842
T2 Systems Canada, Inc.	+	(2) (3)	Transportation: Consumer	L + 6.75%	9.34%	9/28/2022	2,646	2,598	2,630
T2 Systems, Inc.	^+*	(2) (3) (8)	Transportation: Consumer	L + 6.75%	9.34%	9/28/2022	15,775	15,484	15,677
The Original Cakerie, Co. (Canada)	+*	(2) (3)	Beverage, Food & Tobacco	L + 5.00%	7.50%	7/20/2022	9,019	8,968	8,932
The Original Cakerie, Ltd. (Canada)	+	(2) (3) (8)	Beverage, Food & Tobacco	L + 4.50%	7.02%	7/20/2022	6,957	6,917	6,883
ThoughtWorks, Inc.	+*\	(2) (3)	Business Services	L + 4.00%	6.52%	10/12/2024	11,944	11,909	11,770
U.S. Acute Care Solutions, LLC	+*	(2) (3)	Healthcare & Pharmaceuticals	L + 5.00%	7.52%	5/15/2021	31,705	31,540	31,395
U.S. TelePacific Holdings Corp.	+*\	(2) (3)	Telecommunications	L + 5.00%	7.80%	5/2/2023	26,660	26,459	24,768
Upstream Intermediate, LLC	^+	(2) (3) (8)	Healthcare & Pharmaceuticals	L + 4.25%	6.77%	1/3/2024	17,939	17,863	17,677

Consolidated Schedule of Investments as of December 31, 2018
Investments (1)			Industry	Reference Rate & Spread(2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (5)	Fair Value (6)
First Lien Debt (99.91% of fair value)
Valet Waste Holdings, Inc.	+\	(2) (3)	Construction & Building	L + 4.00%	6.52%	9/28/2025	$11,970	$11,947	$11,902
Valicor Environmental Services, LLC	^+*	(2) (3) (8)	Environmental Industries	L + 4.75%	7.27%	6/1/2023	33,410	32,914	32,995
WIRB - Copernicus Group, Inc.	^+*	(2) (3) (8)	Healthcare & Pharmaceuticals	L + 4.25%	6.77%	8/15/2022	17,194	17,098	16,931
WRE Holding Corp.	^+*	(2) (3) (8)	Environmental Industries	L + 5.00%	7.52%	1/3/2023	7,238	7,162	6,993
Zywave, Inc.	^+*	(2) (3) (8)	High Tech Industries	L + 5.00%	7.52%	11/17/2022	18,050	17,914	17,991
First Lien Debt Total								$1,197,499	$1,172,460
Second Lien Debt (0.09% of fair value)
Zywave, Inc.	*	(2) (3)	High Tech Industries	L + 9.00%	11.65%	11/17/2023	$1,050	$1,038	$1,048
Second Lien Debt Total								$1,038	$1,048
Total Investments								$1,198,537	$1,173,508

^ Denotes that all or a portion of the assets are owned by Middle Market Credit Fund, LLC (“Credit Fund”). Credit Fund has entered into a revolving credit facility with TCG BDC, Inc. (“TCG BDC” and such facility, the “Credit Fund Facility”). The lender of the Credit Fund Facility has a first lien security interest in substantially all of the assets of Credit Fund. Accordingly, such assets are not available to creditors of Middle Market Credit Fund SPV, LLC (the “Credit Fund Sub”), MMCF CLO 2017-1 LLC (the “2017 Issuer”) or MMCF Warehouse, LLC (the “Credit Fund Warehouse”).
+ Denotes that all or a portion of the assets are owned by Credit Fund Sub. Credit Fund Sub has entered into a revolving credit facility (the “Credit Fund Sub Facility”). The lenders of the Credit Fund Sub Facility have a first lien security interest in substantially all of the assets of Credit Fund Sub. Accordingly, such assets are not available to creditors of Credit Fund, the 2017-1 Issuer or the Credit Fund Warehouse.
* Denotes that all or a portion of the assets are owned by the 2017-1 Issuer and secure the notes issued in connection with a $399,900 term debt securitization completed by Credit Fund on December 19, 2017 (the “2017-1 Debt Securitization”). Accordingly, such assets are not available to creditors of Credit Fund, Credit Fund Sub or the Credit Fund Warehouse.
\ Denotes that all or a portion of the assets are owned by the Credit Fund Warehouse. Credit Fund Warehouse has entered into a revolving credit facility (the “Credit Fund Warehouse Facility”). The lenders of the Credit Fund Warehouse Facility have a first lien security interest in substantially all of the assets of the Credit Fund Warehouse. Accordingly, such assets are not available to creditors of Credit Fund, Credit Fund Sub or the 2017-1 Issuer.

(1)
Unless otherwise indicated, issuers of investments held by Credit Fund are domiciled in the United States. As of December 31, 2018, the geographical composition of investments as a percentage of fair value was 1.35% in Canada and 98.65% in the United States. Certain portfolio company investments are subject to contractual restrictions on sales.

(2)
Variable rate loans to the portfolio companies bear interest at a rate that is determined by reference to either LIBOR or an alternate base rate (commonly based on the Federal Funds Rate or the U.S. Prime Rate), which generally resets quarterly. For each such loan, Credit Fund has indicated the reference rate used and provided the spread and the interest rate in effect as of December 31, 2018. As of December 31, 2018, the reference rates for Credit Fund's variable rate loans were the 30-day LIBOR at 2.50%, the 90-day LIBOR at 2.81% and the 180-day LIBOR at 2.88%.

(3)	Loan includes interest rate floor feature, which is generally 1.00%.

(4)
Credit Fund Sub receives less than the stated interest rate of this loan as a result of an agreement among lenders. The interest rate reduction is 1.20% on EIP Merger Sub, LLC (Evolve IP). Pursuant to the agreement among lenders in respect of this loan, this investment represents a first lien/first out loan, which has first priority ahead of the first lien/last out loan with respect to principal, interest and other payments.

(5)
Amortized cost represents original cost, including origination fees and upfront fees received that are deemed to be an adjustment to yield, adjusted for the accretion/amortization of discounts/premiums, as applicable, on debt investments using the effective interest method.

(6)
Fair value is determined in good faith by or under the direction of the board of managers of Credit Fund, pursuant to Credit Fund’s valuation policy, with the fair value of all investments determined using significant unobservable inputs, which is substantially similar to the valuation policy of the Company provided in Note 3, Fair Value Measurements.

(7)
In addition to the interest earned based on the stated interest rate of this loan, which is the amount reflected in this schedule, Credit Fund is entitled to receive additional interest as a result of an agreement among lenders as follows: EIP Merger Sub, LLC (Evolve IP) (3.75%) and Surgical Information Systems, LLC (0.89%). Pursuant to the agreement among lenders in respect of these loans, these investments represent a first lien/last out loan, which has a secondary priority behind the first lien/first out loan with respect to principal, interest and other payments.

(8)	As of December 31, 2018, Credit Fund and Credit Fund Sub had the following unfunded commitments to fund delayed draw and revolving senior secured loans:

First Lien Debt – unfunded delayed draw and revolving term loans commitments	Type	Unused Fee	Par/ Principal Amount	Fair Value
Advanced Instruments, LLC	Revolver	0.50%	$1,333	$(10)
Ahead, LLC	Revolver	0.50	4,688	(38)
AQA Acquisition Holding, Inc.	Revolver	0.50	2,459	(19)
Borchers, Inc.	Revolver	0.50	1,935	(5)
Clearent Newco, LLC	Delayed Draw	1.00	4,988	(46)
Clearent Newco, LLC	Revolver	0.50	1,760	(16)
DecoPac, Inc.	Revolver	0.50	2,143	(11)
Executive Consulting Group, LLC, Inc.	Revolver	0.50	2,368	(25)
HMT Holding Inc.	Revolver	0.50	6,173	(49)
Jensen Hughes, Inc.	Revolver	0.50	2,000	(39)
Jensen Hughes, Inc.	Delayed Draw	1.00	337	(7)
MAG DS Corp.	Revolver	0.50	2,022	(18)
MSHC, Inc.	Delayed Draw	0.32	9,852	(145)
North American Dental Management, LLC	Revolver	0.50	2,000	(35)
North Haven CA Holdings, Inc. (CoAdvantage)	Revolver	0.50	6,114	(109)
Output Services Group	Delayed Draw	4.25	2,518	(93)
Pharmalogic Holdings Corp.	Delayed Draw	1.00	2,947	(20)
Premise Health Holding Corp.	Delayed Draw	1.00	1,103	(11)
Propel Insurance Agency, LLC	Delayed Draw	0.50	7,143	(110)
Propel Insurance Agency, LLC	Revolver	0.50	1,667	(26)
PSI Services LLC	Revolver	0.50	754	(17)
QW Holding Corporation (Quala)	Revolver	0.50	5,498	(52)
T2 Systems, Inc.	Revolver	0.50	1,173	(7)
The Original Cakerie, Ltd. (Canada)	Revolver	0.50	1,132	(10)
Upstream Intermediate, LLC	Revolver	0.50	1,606	(22)
Valicor Environmental Services, LLC	Revolver	0.50	4,971	(54)
WIRB - Copernicus Group, Inc.	Delayed Draw	1.00	6,480	(69)
WIRB - Copernicus Group, Inc.	Revolver	0.50	1,000	(11)
WRE Holding Corp.	Delayed Draw	0.89	2,069	(51)
WRE Holding Corp.	Revolver	0.50	613	(15)
Zywave, Inc.	Revolver	0.50	600	(2)
Total unfunded commitments			$91,446	$(1,142)

(9)	Loan was on non-accrual status as of December 31, 2018.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED SCHEDULE OF INVESTMENTS
As of December 31, 2017
(dollar amounts in thousands)

Investments (1)	Industry	Interest Rate(2)	Maturity Date	Par/ Principal Amount	Amortized Cost (5)	Fair Value (6)
First Lien Debt (99.39% of fair value)
Acrisure, LLC (2)(3)(4)(11)	Banking, Finance, Insurance & Real Estate	L + 4.25% (1.00% Floor)	11/22/2023	$21,097	$21,055	$21,291
Advanced Instruments, LLC (2)(3)(4)(7)(10)(11)(13)	Healthcare & Pharmaceuticals	L + 5.25% (1.00% Floor)	10/31/2022	11,910	11,793	11,910
Alpha Packaging Holdings, Inc. (2)(3)(4)(13)	Containers, Packaging & Glass	L + 4.25% (1.00% Floor)	5/12/2020	16,860	16,812	16,860
AM Conservation Holding Corporation (2)(3)(4)(13)	Energy: Electricity	L + 4.50% (1.00% Floor)	10/31/2022	38,700	38,433	38,553
AMS Finco, S.A.R.L. (Alexander Mann Solutions) (United Kingdom) (2)(3)(4)(11)(13)	Business Services	L + 5.50% (1.00% Floor)	5/26/2024	24,875	24,646	24,875
Anaren, Inc. (2)(3)(4)	Telecommunications	L + 4.50% (1.00% Floor)	2/18/2021	9,993	9,971	9,993
AQA Acquisition Holding, Inc. (2)(3)(4)(7)(10)(13)	High Tech Industries	L + 4.50% (1.00% Floor)	5/24/2023	27,403	27,288	27,403
Big Ass Fans, LLC (2)(3)(4)(13)	Capital Equipment	L + 4.25% (1.00% Floor)	5/21/2024	8,000	7,964	8,010
Borchers, Inc. (2)(3)(4)(7)(10)(13)	Chemicals, Plastics & Rubber	L + 4.50% (1.00% Floor)	11/1/2024	15,748	15,694	15,665
Brooks Equipment Company, LLC (2)(3)(4)(13)	Construction & Building	L + 5.00% (1.00% Floor)	8/29/2020	7,061	7,045	7,061
DBI Holding LLC (2)(3)(4)(11)(13)	Transportation: Cargo	L + 5.25% (1.00% Floor)	8/1/2021	19,800	19,659	19,833
DecoPac, Inc. (2)(3)(4)(7)(10)(13)	Non-durable Consumer Goods	L + 4.25% (1.00% Floor)	9/29/2024	13,414	13,270	13,415
Dent Wizard International Corporation (2)(3)(4)(11)	Automotive	L + 4.75% (1.00% Floor)	4/7/2020	24,502	24,382	24,475
DTI Holdco, Inc. (2)(3)(4)(11)(13)	High Tech Industries	L + 5.25% (1.00% Floor)	9/30/2023	19,750	19,575	19,663
EIP Merger Sub, LLC (Evolve IP) (2)(3)(4)(8)(11)(13)	Telecommunications	L + 6.25% (1.00% Floor)	6/7/2022	22,663	22,127	22,153
EIP Merger Sub, LLC (Evolve IP) (2)(3)(9)(11)(13)	Telecommunications	L + 6.25% (1.00% Floor)	6/7/2022	1,500	1,462	1,470
Empower Payments Acquisitions, Inc. (2)(3)(4)(13)	Media: Advertising, Printing & Publishing	L + 5.50% (1.00% Floor)	11/30/2023	17,325	17,018	17,325
FCX Holdings Corp. (2)(3)(4)(11)	Capital Equipment	L + 4.50% (1.00% Floor)	8/4/2020	18,491	18,438	18,512
Golden West Packaging Group LLC (2)(3)(4)(11)(13)	Containers, Packaging & Glass	L + 5.25% (1.00% Floor)	6/20/2023	20,895	20,709	20,895
HMT Holding Inc. (2)(3)(4)(7)(10)(13)	Energy: Oil & Gas	L + 4.50% (1.00% Floor)	11/17/2023	35,062	34,387	34,709
J.S. Held LLC (2)(3)(4)(7)(10)(13)	Banking, Finance, Insurance & Real Estate	L + 5.50% (1.00% Floor)	9/27/2023	18,204	18,018	18,144
Jensen Hughes, Inc. (2)(3)(4)(7)(10)(11)(13)	Utilities: Electric	L + 5.00% (1.00% Floor)	12/4/2021	20,963	20,784	20,963
Kestra Financial, Inc. (2)(3)(4)(13)	Banking, Finance, Insurance & Real Estate	L + 5.25% (1.00% Floor)	6/24/2022	17,206	17,009	17,203
Mold-Rite Plastics, LLC (2)(3)(4)(11)	Chemicals, Plastics & Rubber	L + 4.50% (1.00% Floor)	12/14/2021	15,000	14,946	14,993
MSHC, Inc. (2)(3)(4)(13)	Construction & Building	L + 4.25% (1.00% Floor)	7/31/2023	10,000	9,957	10,032
North American Dental Management, LLC (2)(3)(4)(7)(10)(11)(13)	Healthcare & Pharmaceuticals	L + 5.00% (1.00% Floor)	7/7/2023	23,978	23,157	23,577
North Haven CA Holdings, Inc. (CoAdvantage) (2)(3)(4)(7)(10)(13)	Business Services	L + 4.50% (1.00% Floor)	10/2/2023	31,565	31,237	31,436
Odyssey Logistics & Technology Corporation (2)(3)(4)(11)(13)	Transportation: Cargo	L + 4.25% (1.00% Floor)	10/12/2024	20,000	19,906	19,998
PAI Holdco, Inc. (Parts Authority) (2)(3)(4)(7)(10)(11)(13)	Automotive	L + 4.75% (1.00% Floor)	12/30/2022	16,564	16,459	16,515
Paradigm Acquisition Corp. (2)(3)(4)(13)	Business Services	L + 4.25% (1.00% Floor)	10/12/2024	23,500	23,445	23,554
Pasternack Enterprises, Inc. (Infinite RF) (2)(3)(4)(11)	Capital Equipment	L + 5.00% (1.00% Floor)	5/27/2022	20,228	20,134	20,174
Premier Senior Marketing, LLC (2)(3)(4)(11)(13)	Banking, Finance, Insurance & Real Estate	L + 5.00% (1.00% Floor)	7/1/2022	11,675	11,606	11,628
PSI Services LLC (2)(3)(4)(7)(10)(11)(13)	Business Services	L + 5.00% (1.00% Floor)	1/20/2023	30,676	30,171	30,082

Investments (1)	Industry	Interest Rate(2)	Maturity Date	Par/ Principal Amount	Amortized Cost (5)	Fair Value (6)
First Lien Debt (99.39% of fair value)
Q Holding Company (2)(3)(4)(13)	Automotive	L + 5.00% (1.00% Floor)	12/18/2021	$17,277	$17,227	$17,277
QW Holding Corporation (Quala) (2)(3)(4)(7)(10)(11)(13)	Environmental Industries	L + 6.75% (1.00% Floor)	8/31/2022	11,453	10,879	10,933
Radiology Partners, Inc. (2)(3)(4)(7)(10)(12)	Healthcare & Pharmaceuticals	L + 5.75% (1.00% Floor)	12/4/2023	25,793	25,494	25,642
Restaurant Technologies, Inc. (2)(3)(4)(11)(13)	Retail	L + 4.75% (1.00% Floor)	11/23/2022	17,369	17,241	17,219
Sovos Brands Intermediate, Inc. (2)(3)(4)(7)(10)(13)	Beverage, Food & Tobacco	L + 4.50% (1.00% Floor)	7/18/2024	21,568	21,419	21,633
Superion (fka Ramundsen Public Sector, LLC) (2)(3)(4)(13)	Sovereign & Public Finance	L + 4.25% (1.00% Floor)	2/1/2024	3,970	3,955	4,000
Surgical Information Systems, LLC (2)(3)(4)(9)(11)(13)	High Tech Industries	L + 5.00% (1.00% Floor)	4/24/2023	30,000	29,728	30,075
Systems Maintenance Services Holding, Inc. (2)(3)(4)(11)(13)	High Tech Industries	L + 5.00% (1.00% Floor)	10/28/2023	24,255	24,126	20,617
T2 Systems Canada, Inc. (2)(3)(4)	Transportation: Consumer	L + 6.75% (1.00% Floor)	9/28/2022	2,673	2,617	2,634
T2 Systems, Inc. (2)(3)(4)(7)(10)(13)	Transportation: Consumer	L + 6.75% (1.00% Floor)	9/28/2022	15,929	15,577	15,679
Teaching Strategies, LLC (2)(3)(4)(7)(10)(11)(13)	Media: Advertising, Printing & Publishing	L + 4.75% (1.00% Floor)	2/27/2023	17,964	17,803	17,952
The Original Cakerie, Ltd. (Canada) (2)(3)(4)(7)(10)(11)	Beverage, Food & Tobacco	L + 5.00% (1.00% Floor)	7/20/2021	6,939	6,879	6,922
The Original Cakerie, Co. (Canada) (2)(3)(11)(13)	Beverage, Food & Tobacco	L + 5.50% (1.00% Floor)	7/20/2021	3,585	3,572	3,579
ThoughtWorks, Inc. (2)(3)(11)(13)	Business Services	L + 4.50% (1.00% Floor)	10/12/2024	8,000	7,980	8,032
U.S. Acute Care Solutions, LLC (2)(3)(4)(13)	Healthcare & Pharmaceuticals	L + 5.00% (1.00% Floor)	5/15/2021	32,030	31,808	31,537
U.S. TelePacific Holdings Corp. (2)(3)(4)(13)	Telecommunications	L + 5.00% (1.00% Floor)	5/2/2023	29,850	29,566	28,581
Valicor Environmental Services, LLC (2)(3)(4)(7)(10)(11)(13)	Environmental Industries	L + 5.00% (1.00% Floor)	6/1/2023	27,047	26,576	26,984
WIRB - Copernicus Group, Inc. (2)(3)(4)(13)	Healthcare & Pharmaceuticals	L + 5.00% (1.00% Floor)	8/12/2022	14,838	14,780	14,838
WRE Holding Corp. (2)(3)(4)(7)(10)(11)(13)	Environmental Industries	L + 4.75% (1.00% Floor)	1/3/2023	5,367	5,283	5,279
Zest Holdings, LLC (2)(3)(4)(11)	Durable Consumer Goods	L + 4.25% (1.00% Floor)	8/16/2023	19,152	19,107	19,272
Zywave, Inc. (2)(3)(4)(7)(10)(13)	High Tech Industries	L + 5.00% (1.00% Floor)	11/17/2022	17,663	17,508	17,663
First Lien Debt Total					$977,682	$978,718
Second Lien Debt (0.61% of fair value)
Paradigm Acquisition Corp. (2)(3)(12)(13)	Business Services	L + 8.50% (1.00% Floor)	10/12/2025	$4,800	$4,753	$4,792
Superion, LLC (fka Ramundsen Public Sector, LLC) (2)(3)(13)	Sovereign & Public Finance	L + 8.50% (1.00% Floor)	2/1/2025	200	198	202
Zywave, Inc. (2)(3)(13)	High Tech Industries	L + 9.00% (1.00% Floor)	11/17/2023	1,050	1,036	1,061
Second Lien Debt Total					$5,987	$6,055
Total Investments					$983,669	$984,773

(1)
Unless otherwise indicated, issuers of investments held by Credit Fund are domiciled in the United States. As of December 31, 2017, the geographical composition of investments as a percentage of fair value was 1.07% in Canada, 2.52% in United Kingdom and 96.41% in the United States.

(2)
Variable rate loans to the portfolio companies bear interest at a rate that may be determined by reference to either LIBOR (“L”) or an alternate base rate (commonly based on the Federal Funds Rate or the U.S. Prime Rate (“P”)), which generally resets quarterly. For each such loan, Credit Fund has provided the interest rate in effect as of December 31, 2017. As of December 31, 2017, all of Credit Fund’s LIBOR loans were indexed to the 90-day LIBOR rate at 1.69%, except for those loans as indicated in Notes 11 and 12 below.

(3)	Loan includes interest rate floor feature.

(4)
Denotes that all or a portion of the assets are owned by Credit Fund Sub. Credit Fund Sub has entered into the Credit Fund Sub Facility. The lenders of the Credit Fund Sub Facility have a first lien security interest in substantially all of the assets of Credit Fund Sub. Accordingly, such assets are not available to creditors of Credit Fund or the 2017-1 Issuer.

(5)
Amortized cost represents original cost, including origination fees and upfront fees received that are deemed to be an adjustment to yield, adjusted for the accretion/amortization of discounts/premiums, as applicable, on debt investments using the effective interest method.

(6)
Fair value is determined in good faith by or under the direction of the board of managers of Credit Fund, pursuant to Credit Fund’s valuation policy, with the fair value of all investments determined using significant unobservable inputs, which is substantially similar to the valuation policy of the Company provided in “—Critical Accounting Policies—Fair Value Measurements.”

(7)
Denotes that all or a portion of the assets are owned by Credit Fund. Credit Fund has entered into the Credit Fund Facility. The lenders of the Credit Fund Facility have a first lien security interest in substantially all of the assets of Credit Fund. Accordingly, such assets are not available to creditors of Credit Fund Sub or the 2017-1 Issuer.

(8)
Credit Fund receives less than the stated interest rate of this loan as a result of an agreement among lenders. The interest rate reduction is 1.25% on EIP Merger Sub, LLC (Evolve IP). Pursuant to the agreement among lenders in respect of this loan, this investment represents a first lien/first out loan, which has first priority ahead of the first lien/last out loan with respect to principal, interest and other payments.

(9)
In addition to the interest earned based on the stated interest rate of this loan, which is the amount reflected in this schedule, Credit Fund is entitled to receive additional interest as a result of an agreement among lenders as follows: EIP Merger Sub, LLC (Evolve IP) (3.97%) and Surgical Information Systems, LLC (1.01%). Pursuant to the agreement among lenders in respect of this loan, this investment represents a first lien/last out loan, which has a secondary priority behind the first lien/first out loan with respect to principal, interest and other payments.

(10)	As of December 31, 2017, Credit Fund had the following unfunded commitments to fund delayed draw and revolving senior secured loans:

First Lien Debt – unfunded delayed draw and revolving term loans commitments	Type	Unused Fee	Par/ Principal Amount	Fair Value
Advanced Instruments, LLC	Revolver	0.50%	$1,333	$—
AQA Acquisition Holding, Inc.	Revolver	0.50	2,459	—
Borchers, Inc.	Revolver	0.50	1,935	(9)
DecoPac, Inc.	Revolver	0.50	1,457	—
HMT Holding Inc.	Revolver	0.50	4,938	(43)
Jensen Hughes, Inc.	Delayed Draw	1.00	1,180	—
Jensen Hughes, Inc.	Revolver	0.50	2,000	—
J.S. Held LLC	Delayed Draw	1.00	2,253	(7)
North American Dental Management, LLC	Delayed Draw	1.00	13,354	(134)
North American Dental Management, LLC	Revolver	0.50	2,727	(27)
North Haven CA Holdings, Inc. (CoAdvantage)	Revolver	0.50	3,362	(12)
PAI Holdco, Inc. (Parts Authority)	Delayed Draw	1.00	3,286	(8)
PSI Services LLC	Revolver	0.50	302	(6)
QW Holding Corporation (Quala)	Delayed Draw	1.00	7,515	(171)
QW Holding Corporation (Quala)	Revolver	0.50	3,849	(88)
Radiology Partners, Inc.	Delayed Draw	1.00	2,483	(12)
Radiology Partners, Inc.	Revolver	0.50	1,725	(9)
Sovos Brands Intermediate, Inc.	Revolver	0.50	3,378	9
T2 Systems, Inc.	Revolver	0.50	1,173	(17)
Teaching Strategies, LLC	Revolver	0.50	1,900	(1)
The Original Cakerie, Ltd. (Canada)	Revolver	0.50	1,665	(3)
Valicor Environmental Services, LLC	Revolver	0.50	2,838	(6)
WRE Holding Corp.	Delayed Draw	1.04	3,435	(32)
WRE Holding Corp.	Revolver	0.50	748	(7)
Zywave, Inc.	Revolver	0.50	1,163	—
Total unfunded commitments			$72,458	$(583)

(11)	As of December 31, 2017, this LIBOR loan was indexed to the 30-day LIBOR rate at 1.56%.

(12)	As of December 31, 2017, this LIBOR loan was indexed to the 180-day LIBOR rate at 1.84%.

(13)
Denotes that all or a portion of the assets are owned by the 2017-1 Issuer and secure the notes issued in connection with the 2017-1 Debt Securitization. Accordingly, such assets are not available to creditors of Credit Fund or Credit Fund Sub.

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands)

	For the years ended December 31,
	2018	2017
Investment income:
Interest income	$80,161	$48,060
Other income	2,399	1,445
Total investment income	82,560	49,505

Expenses:
Interest expense	49,498	29,191
Credit facility fees	2,438	1,852
Other general and administrative	1,149	663
Professional fees	691	592
Administrative service fees	148	114
Organization expenses	—	272
Total expenses	53,924	32,684
Net investment income (loss)	28,636	16,821
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments:
Net realized gain (loss) on investments	33	17
Net change in unrealized appreciation (depreciation) on investments	(26,133)	(3,453)
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments	(26,100)	(3,436)
Net increase (decrease) in members’ capital resulting from operations	$2,536	$13,385

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
(dollar amounts in thousands)

	For the years ended December 31,
	2018	2017
Increase (decrease) in members’ capital resulting from operations:
Net investment income (loss)	$28,636	$16,821
Net realized gain (loss) on investments	33	17
Net change in unrealized appreciation (depreciation) on investments	(26,133)	(3,453)
Net increase (decrease) in members’ capital resulting from operations	2,536	13,385

Capital transactions:
Dividends declared	(30,500)	(17,400)
Net increase (decrease) in members’ capital resulting from capital transactions	(30,500)	(17,400)
Net increase (decrease) in members’ capital	(27,964)	(4,015)
Members’ capital at beginning of year	532	4,547
Members’ capital at end of year	$(27,432)	$532

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)

	For the years ended December 31,
	2018	2017
Cash flows from operating activities:
Net increase (decrease) in members’ capital resulting from operations	$2,536	$13,385
Adjustments to reconcile net increase (decrease) in members’ equity resulting from operations to net cash provided by (used in) operating activities:
Amortization of deferred financing costs	1,541	1,200
Net accretion of discount on investments	(3,625)	(3,233)
Net realized (gain) loss on investments	(33)	(17)
Net change in unrealized (appreciation) depreciation on investments	26,133	3,453
Cost of investments purchased and change in payable for investments purchased	(495,147)	(820,081)
Proceeds from sales and repayments of investments	287,263	225,386
Changes in operating assets:
Interest receivable	193	(362)
Prepaid expenses and other assets	2	1
Changes in operating liabilities:
Due to affiliate	17	59
Interest and credit facility fees payable	4,058	5,539
Other liabilities	(235)	544
Net cash provided by (used in) operating activities	(177,297)	(574,126)

Cash flows from financing activities:
Proceeds from issuance of subordinated loans	63,000	103,000
Borrowings on Credit Fund Facility and Credit Fund Sub Facility	359,385	602,565
Borrowings on Credit Fund Warehouse	101,044	—
Repayments of Credit Fund Facility and Credit Fund Sub Facility	(239,687)	(450,053)
Proceeds from issuance of 2017-1 CLO notes	—	350,989
Repayments of 2017-1 CLO notes	(40,131)	—
Debt issuance costs paid	(1,338)	(4,606)
Dividends paid in cash	(28,780)	(14,370)
Net cash provided by (used in) financing activities	213,493	587,525
Net increase (decrease) in cash and cash equivalents	36,196	13,399
Cash and cash equivalents, beginning of year	19,502	6,103
Cash and cash equivalents, end of year	$55,698	$19,502

Supplemental disclosures:
Dividends declared during the year	$30,500	$17,400
Interest paid during the year	$45,277	$23,476
Taxes paid during the year	$415	$—

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2018
(dollar amounts in thousands)
1. ORGANIZATION
Middle Market Credit Fund, LLC (“Credit Fund”) is a Delaware limited liability company formed on February 4, 2016. On February 29, 2016, TCG BDC, Inc. (“TCG BDC”) and Credit Partners USA LLC (“Credit Partners” and, together with TCG BDC, the “Members” and, each, a “Member”) entered into an amended and restated limited liability company agreement (as amended, the “LLC Agreement”) to co-manage Credit Fund. Credit Fund is managed by a six-member board of managers (“Board of Managers”), on which TCG BDC and Credit Partners (each, a “Member, and collectively, the “Members”) each have equal representation. Investment decisions must be unanimously approved by a quorum of the investment committee, which is comprised of persons appointed equally by each Member (“Investment Committee”). The Members each have 50% economic ownership of Credit Fund and have commitments to fund, from time to time, capital and subordinated loans of up to $400,000 each. Credit Fund commenced substantial operations on May 11, 2016, the date of the first capital call.
Credit Fund’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies.
Middle Market Credit Fund SPV, LLC (the “Credit Fund Sub”), a Delaware limited liability company, was formed on April 5, 2016. Credit Fund Sub primarily invests in first lien loans of middle-market companies. Credit Fund Sub is a wholly owned subsidiary of Credit Fund and is consolidated in these consolidated financial statements commencing from the date of its formation.
On December 19, 2017, Credit Fund completed a $399,900 term debt securitization (the “2017-1 Debt Securitization”). The notes offered in the 2017-1 Debt Securitization (the “2017-1 Notes”) were issued by MMCF CLO 2017-1 LLC (the “2017-1 Issuer”) and are secured by a diversified portfolio of the 2017-1 Issuer consisting primarily of first and second lien senior secured loans. Refer to Note 6 for details. The 2017-1 Issuer is a wholly owned subsidiary of Credit Fund and is consolidated in these consolidated financial statements commencing from the date of its formation.
On November 26, 2018, Credit Fund closed on the MMCF Warehouse, LLC (“Credit Fund Warehouse”) with lenders. The Credit Fund Warehouse Facility provides for secured borrowings during the applicable revolving period up to an amount equal to $150,000. The facility is secured by a first lien security interest in substantially all of the portfolio investments held by the Credit Fund Warehouse. Refer to Note 5 for details. The Credit Fund Warehouse Facility is a wholly owned subsidiary of Credit Fund and is consolidated in these consolidated financial statements commencing from the date of its formation.
Carlyle Global Credit Administration L.L.C. (the “Administrator”) provides the administrative services necessary for Credit Fund to operate. The Administrator is a wholly owned subsidiary of Carlyle Investment Management L.L.C., a subsidiary of The Carlyle Group L.P. “Carlyle” refers to The Carlyle Group L.P., its affiliates and its consolidated subsidiaries, a global alternative asset manager publicly traded on NASDAQ Global Select Market under the symbol “CG”.
Credit Fund has a five-year investment period commencing on February 29, 2016, as such period may be extended, suspended or sooner terminated pursuant to the terms of the LLC Agreement. After the end of the investment period, the LLC Agreement will continue to be in full force and effect and Credit Fund will not be dissolved until all the investments are amortized, liquidated or are otherwise transferred or disposed of by Credit Fund, the Credit Fund Sub, the 2017-1 Issuer and, if applicable, any other subsidiary.
2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“US GAAP”). Credit Fund is an investment company for the purposes of accounting and financial reporting in accordance with Financial Accounting Standards Board Accounting Standards Update 2013-08, Financial Services - Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements. US GAAP for an investment company requires investments to be recorded at their estimated fair value. The carrying value for all other assets and liabilities approximates their fair value.

Principles of Consolidation
The consolidated financial statements include the accounts of Credit Fund and its wholly owned subsidiaries, the Credit Fund Sub, the 2017-1 Issuer and the Credit Fund Warehouse. All significant intercompany balances and transactions have been eliminated.
Use of Estimates
The preparation of consolidated financial statements in conformity with US GAAP requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management’s estimates are based on historical experiences and other factors, including expectations of future events that management believes to be reasonable under the circumstances. It also requires management to exercise judgment in the process of applying Credit Fund’s accounting policies. Assumptions and estimates regarding the valuation of investments and their resulting impact on base management and incentive fees involve a higher degree of judgment and complexity and these assumptions and estimates may be significant to the consolidated financial statements. Actual results could differ from these estimates and such differences could be material.
Investments
Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment using the specific identification method without regard to unrealized appreciation or depreciation previously recognized, and includes investments charged off during the period, net of recoveries. Net change in unrealized appreciation or depreciation on investments as presented in the accompanying Consolidated Statements of Operations reflects the net change in the fair value of investments, including the reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized. See Note 3 for further information about fair value measurements.
Cash and Cash Equivalents
Cash and cash equivalents consist of demand deposits and highly liquid investments (e.g., money market funds, U.S. treasury notes) with original maturities of three months or less. Cash equivalents are carried at amortized cost, which approximates fair value. Credit Fund’s cash and cash equivalents are held with two large financial institutions and cash held in such financial institutions may, at times, exceed the Federal Deposit Insurance Corporation insured limit. As of December 31, 2018 and 2017, there were no cash equivalents held.
Revenue Recognition
Interest from Investments and Realized Gain/Loss on Investments
Interest income is recorded on an accrual basis and includes the accretion of discounts and amortization of premiums. Discounts from and premiums to par value on debt investments purchased are accreted/amortized into interest income over the life of the respective security using the effective interest method. The amortized cost of debt investments represents the original cost, including origination fees, adjusted for the accretion of discounts and amortization of premiums, if any. At time of exit, the realized gain or loss on an investment is the difference between the amortized cost at time of exit and the cash received at exit using the specific identification method.
Credit Fund may have loans in its portfolio that contain payment-in-kind (“PIK”) provisions. PIK represents interest that is accrued and recorded as interest income at the contractual rates, increases the loan principal on the respective capitalization dates, and is generally due at maturity. As of December 31, 2018, the fair value of the loans in the portfolio with PIK provisions was $1,119. For the year ended December 31, 2018, Credit Fund earned $1 in PIK income included in interest income in the accompanying Consolidated Statements of Operations. As of December 31, 2017, no loans in the portfolio contained PIK provisions.
Other Income
Other income may include income such as consent, waiver, amendment, unused, syndication and prepayment fees associated with Credit Fund’s investment activities as well as any fees for managerial assistance services rendered by Credit Fund to portfolio companies. Such fees are recognized as income when earned or the services are rendered. Credit Fund may receive fees for guaranteeing the outstanding debt of a portfolio company. Such fees will be amortized into other income over the life of the guarantee. The unamortized amount, if any, is included in other assets in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Capital. For the years ended December 31, 2018 and 2017, Credit Fund earned $2,399 and $1,445, respectively, in other income.
Non-Accrual Income
Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more or when there is reasonable doubt that principal or interest will be collected in full. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest are paid current and, in management’s judgment, are likely to remain current. Management may not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection. As of December 31, 2018, the fair value of the loan in the portfolio on non-accrual status was $25,400. The remaining first and second lien debt investments were performing and current on their interest payments as of December 31, 2018. As of December 31, 2017, no loans in Credit Fund’s portfolio were on non-accrual status.
Credit Fund Facility, Credit Fund Sub Facility, 2017-1 Notes and Credit Fund Warehouse Facility Related Costs, Expenses and Deferred Financing Costs (See Note 5, Borrowings, and Note 6, 2017-1 Notes)
Interest expense and unused commitment fees on the Credit Fund Facility and Credit Fund Sub Facility are recorded on an accrual basis. Unused commitment fees are included in credit facility fees in the accompanying Consolidated Statements of Operations.
The Credit Fund Facility and Credit Fund Sub Facility are recorded at carrying value, which approximates fair value.
Deferred financing costs include capitalized expenses related to the closing of the Credit Fund Facility and Credit Fund Sub Facility. Amortization of deferred financing costs for each credit facility is computed on the straight-line basis over the respective term of each credit facility. The amortization of such costs is included in credit facility fees in the accompanying Consolidated Statements of Operations.
Debt issuance costs include capitalized expenses including structuring and arrangement fees related to the offering of the 2017-1 Notes. Amortization of debt issuance costs for the 2017-1 Notes is computed on the effective yield method over the term of the 2017-1 Notes. The unamortized balance of such costs is presented as a direct deduction to the carrying amount of the 2017-1 Notes in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Capital. The amortization of such costs is included in interest expense in the accompanying Consolidated Statements of Operations.
The 2017-1 Notes are recorded at carrying value, which approximates fair value.
Organization Costs
Credit Fund agreed to reimburse each Member for initial organization costs incurred on behalf of Credit Fund up to $150 per member. As of December 31, 2018, $300 of organization costs had been incurred by Credit Fund and $28 of excess organization and offering costs had been incurred by TCG BDC. Credit Fund’s organization costs incurred are expensed when incurred.
Income Taxes
Credit Fund has elected to be treated as a partnership for federal income tax purposes. No provision is made for federal or state income taxes since income and losses are allocated to the individual Members who are responsible for reporting such and paying any taxes thereon. However, certain items of income distributed to Members may be subject to withholding or other taxes on behalf of those Members. Credit Fund has not recorded a liability for any uncertain tax positions pursuant to the provisions of Accounting Standards Codification (ASC) 740 Tax Provisions.
Credit Fund is not subject to federal and state taxes although it may be subject to local taxes in relation to loans originated by Credit Fund. Credit Fund is subject to New York City unincorporated business tax (“UBT”). For the years ended December 31, 2018 and 2017, UBT, including related interest and penalties, of $795 and $0, respectively, was included within other general and administrative in the accompanying Consolidated Statements of Operations.
The Credit Fund Sub, 2017-1 Issuer and Credit Fund Warehouse are disregarded entities for tax purposes and are consolidated with the tax return of Credit Fund.

Allocations to Members
To the extent that Credit Fund has income (loss) net of expenses accrued in accordance with the LLC Agreement, net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments, calculated in accordance with US GAAP, Credit Fund will allocate such amounts among the Members pro rata based on their respective membership interests in accordance with the LLC Agreement.
Capital Calls and Dividends and Distributions to Members
Capital contributions are made by the Members on a pro rata basis based on their respective capital commitments and recorded on the effective date of the contributions. To the extent that Credit Fund has taxable income available, Credit Fund intends to make distributions quarterly in an amount equal to the investment company taxable income and net capital gains (each as computed under Subchapter M of the Code) earned in the preceding quarter, shared among the Members on a pro rata basis based on their respective membership interests. Dividends and distributions to members are recorded on the record date. The amount to be distributed is determined by the Members with prior board approval each quarter and is generally based upon the taxable earnings estimated by management and available cash. Net realized capital gains, if any, are generally distributed at least annually, although Credit Fund may decide to retain such capital gains for investment. Such payments to Members relating to their membership interests are reflected as dividends.
The Members, with prior board approval, may determine to make a distribution in addition to that required above from available cash or cash equivalents received from one or more investments (whether from principal repayment or otherwise and after reduction of any applicable withholding or reserves). Any such distributions shall be shared among the Members as follows:
(i) first, to pay any outstanding loans made by a Member or its affiliates, with prior board approval, to temporarily fund obligations for valid company purposes listed in the LLC Agreement until capital contributions are made by the Members and any interest accrued thereon;
(ii) second, to the Members in respect of any accrued and unpaid interest on the subordinated loans contributed by Members as subsequent capital contributions to Credit Fund in proportion to the outstanding balances of such subordinated loans;
(iii) third, to the Members in respect of any unpaid principal amount of the subordinated loans contributed by Members as subsequent capital contributions to Credit Fund in proportion to the outstanding balance of such subordinated loans; and
(iv) fourth, to the Members as distributions in respect of their limited liability company interests in Credit Fund in proportion to their respective capital account balances.
Functional Currency
The functional currency of Credit Fund is the U.S. Dollar and all transactions were in U.S. Dollars.
Recent Accounting Standards Updates
The FASB issued Accounting Standards Update (“ASU”) ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement in August 2018, which modifies disclosure requirements pertaining to fair value measurement of Level 3 securities for public companies. Under the new standard, reporting entities can remove the disclosures no longer required and amend the disclosures immediately with retrospective application. The effective date for the additional disclosures for all public and nonpublic companies is for fiscal years, and interim periods within those years, beginning after December 15, 2019. An entity is permitted to early adopt any removed or modified disclosures immediately and delay adoption of the additional disclosures until their effective date. Credit Fund has elected to early adopt ASU 2018-13 in the current annual period.  No significant changes were made to Credit Fund's fair value disclosures in the Notes to the Consolidated Financial Statements in order to comply with ASU 2018-13.

The FASB issued ASU 2014-9, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-9”) in May 2014 and subsequently issued several amendments to the standard. ASU 2014-9, and related amendments, provide comprehensive guidance for recognizing revenue from contracts with customers. Entities will be able to recognize revenue when the entity transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The guidance includes a five-step framework that requires an entity to:

(i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when the entity satisfies a performance obligation. The guidance in ASU 2014-9, and the related amendments, is effective for Credit Fund on January 1, 2018. Credit Fund has elected to adopt the ASU on January 1, 2018, which did not have a material impact on Credit Fund’s consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) - Restricted Cash. ASU 2016-18 clarifies the presentation of restricted cash in the statement of cash flows by requiring the amounts described as restricted cash be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. If cash and cash equivalents and restricted cash are presented separately on the statement of financial position, a reconciliation of these separate line items to the total cash amount included in the statement of cash flows will be required either in the footnotes or on the face of the statement of cash flows. This guidance is effective for annual reporting periods, and the interim periods within those periods, beginning after December 15, 2017 and early adoption is permitted. Credit Fund has elected to adopt the ASU on January 1, 2018, which did not have a material impact on Credit Fund’s consolidated financial statements.

In August 2018, the Securities and Exchange Commission adopted amendments to certain disclosure requirements intended to eliminate redundant, duplicative, overlapping, outdated, or superseded, in light of other SEC disclosure requirements, US GAAP requirements, or changes in the information environment in its Disclosure Update and Simplification release (the “DUS Release”). In part, the DUS Release requires an investment company to present distributable earnings in total, rather than showing the three components of distributable earnings. The compliance date for the DUS Release was for all filings on or after November 5, 2018. Management has adopted the DUS Release on November 5, 2018, except as noted below, which did not have a material impact on Credit Fund’s consolidated financial statements.

In September 2018, related to the DUS Release, the FASB issued Compliance and Disclosure Interpretation 105.09 guidance (“CDI 105.09”) on compliance with the new requirement to present changes in shareholders’ equity in interim financial statements within Form 10-Q filings. The DUS Release requires disclosure of changes in shareholders’ equity within a registrant’s Form 10-Q filing on a quarter-to-date and year-to-date basis for both the current year and prior year comparative periods. CDI 105.09 notes that the SEC would not object if a registrant first discloses the changes in shareholders’ equity in its Form 10-Q for the quarter that begins after November 5, 2018. Credit Fund expects to adopt the new requirement to present changes in shareholders’ equity in interim financial statements within Form 10-Q filings starting with the quarter that begins on January 1, 2019. The adoption of the new requirement and is not expected to have a material impact on Credit Fund’s consolidated financial statements.
3. FAIR VALUE MEASUREMENTS
Credit Fund applies fair value accounting in accordance with the terms of Financial Accounting Standards Board ASC Topic 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the amount that would be exchanged to sell an asset or transfer a liability in an orderly transfer between market participants at the measurement date. Credit Fund values securities/instruments traded in active markets on the measurement date by multiplying the closing price of such traded securities/instruments by the quantity of shares or amount of the instrument held. Credit Fund may also obtain quotes with respect to certain of its investments, such as its securities/instruments traded in active markets and its liquid securities/instruments that are not traded in active markets, from pricing services, brokers, or counterparties (i.e., “consensus pricing”). When doing so, Credit Fund determines whether the quote obtained is sufficient according to US GAAP to determine the fair value of the security. Credit Fund may use the quote obtained or alternative pricing sources may be utilized including valuation techniques typically utilized for illiquid securities/instruments.
Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of Credit Fund’s investments may fluctuate from period to period. Because of the inherent uncertainty of valuation, these estimated values may differ significantly from the values that would have been reported had a ready market for the investments existed, and it is reasonably possible that the difference could be material.
In addition, changes in the market environment and other events that may occur over the life of the investments may cause the realized gains or losses on investments to be different from the net change in unrealized appreciation or depreciation currently reflected in the consolidated financial statements as of December 31, 2018 and 2017.
US GAAP establishes a hierarchical disclosure framework which ranks the level of observability of market price inputs used in measuring investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment and the characteristics specific to the investment and state of the marketplace, including the existence and transparency of transactions between market participants. Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets generally have a higher degree of market price observability and a lesser degree of judgment applied in determining fair value.
Investments measured and reported at fair value are classified and disclosed based on the observability of inputs used in determination of fair values, as follows:

•
Level 1—inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date. The types of financial instruments in Level 1 generally include unrestricted securities, including equities and derivatives, listed in active markets. Credit Fund does not adjust the quoted price for these investments, even in situations where Credit Fund holds a large position and a sale could reasonably impact the quoted price.

•
Level 2—inputs to the valuation methodology are either directly or indirectly observable as of the reporting date and are those other than quoted prices in active markets. The type of financial instruments in this category generally includes less liquid and restricted securities listed in active markets, securities traded in other than active markets, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.

•
Level 3—inputs to the valuation methodology are unobservable and significant to overall fair value measurement. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are in this category generally include investments in privately-held entities and certain over-the-counter derivatives where the fair value is based on unobservable inputs.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the overall fair value measurement. Credit Fund’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.
Transfers between levels, if any, are recognized at the beginning of the year in which the transfers occur. For the years ended December 31, 2018 and 2017, there were no transfers between levels.
The following tables summarize Credit Fund’s investments measured at fair value on a recurring basis by the above fair value hierarchy levels as of December 31, 2018 and 2017:

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Assets
First Lien Debt	$—	$—	$1,172,460	$1,172,460
Second Lien Debt	—	—	1,048	1,048
Total	$—	$—	$1,173,508	$1,173,508

	December 31, 2017
	Level 1	Level 2	Level 3	Total
Assets
First Lien Debt	$—	$—	$978,718	$978,718
Second Lien Debt	—	—	6,055	6,055
Total	$—	$—	$984,773	$984,773

The changes in Credit Fund’s investments at fair value for which Credit Fund has used Level 3 inputs to determine fair value and net change in unrealized appreciation (depreciation) included in earnings for Level 3 investments still held are as follows:

Financial Assets For the year ended December 31, 2018
	First Lien Debt	Second Lien Debt	Total
Balance, beginning of year	$978,718	$6,055	$984,773
Purchases	498,813	—	498,813
Paydowns	(282,603)	(5,000)	(287,603)
Accretion of discount	3,573	52	3,625
Net realized gains (losses)	34	(1)	33
Net change in unrealized appreciation (depreciation)	(26,075)	(58)	(26,133)
Balance, end of year	$1,172,460	$1,048	$1,173,508
Net change in unrealized appreciation (depreciation) included in earnings related to investments still held as of December 31, 2018 included in net change in unrealized appreciation (depreciation) on investments on the Consolidated Statements of Operations	$(24,942)	$(15)	$(24,957)

Financial Assets For the year ended December 31, 2017
	First Lien Debt	Second Lien Debt	Total
Balance, beginning of year	$434,799	$3,030	$437,829
Purchases	767,583	4,950	772,533
Sales	(4,792)	—	(4,792)
Paydowns	(218,594)	(2,000)	(220,594)
Accretion of discount	3,190	43	3,233
Net realized gains (losses)	17	—	17
Net change in unrealized appreciation (depreciation)	(3,485)	32	(3,453)
Balance, end of year	$978,718	$6,055	$984,773
Net change in unrealized appreciation (depreciation) included in earnings related to investments still held as of December 31, 2017 included in net change in unrealized appreciation (depreciation) on investments on the Consolidated Statements of Operations	$(2,055)	$59	$(1,996)

Credit Fund generally uses the following framework when determining the fair value of investments that are categorized as Level 3:
Investments in debt securities are initially evaluated to determine whether the enterprise value of the portfolio company is greater than the applicable debt. The enterprise value of the portfolio company is estimated using a market approach and an income approach. The market approach utilizes market value (EBITDA) multiples of publicly traded comparable companies and available precedent sales transactions of comparable companies. Credit Fund carefully considers numerous factors when selecting the appropriate companies whose multiples are used to value its portfolio companies. These factors include, but are not limited to, the type of organization, similarity to the business being valued, relevant risk factors, as well as size, profitability and growth expectations. The income approach typically uses a discounted cash flow analysis of the portfolio company.
Investments in debt securities that do not have sufficient coverage through the enterprise value analysis are valued based on an expected probability of default and discount recovery analysis.
Investments in debt securities with sufficient coverage through the enterprise value analysis are generally valued using a discounted cash flow analysis of the underlying security. Projected cash flows in the discounted cash flow typically represent the relevant security’s contractual interest, fees and principal payments plus the assumption of full principal recovery at the security’s expected maturity date. The discount rate to be used is determined using an average of two market-based methodologies. Investments in debt securities may also be valued using consensus pricing.
The following table summarizes the quantitative information related to the significant unobservable inputs for Level 3 instruments which are carried at fair value as of December 31, 2018 and 2017:

				Range
	Fair Value as of December 31, 2018	Valuation Techniques	Significant Unobservable Inputs	Low	High	Weighted Average
Investments in First Lien Debt	$1,055,342	Discount Cash Flow	Discount Rate	6.54%	17.30%	7.86%
	91,717	Consensus Pricing	Indicative Quotes	74.31	95.67	90.20
	25,401	Income Approach	Discount Rate	13.27%	13.27%	13.27%
		Market Approach	Comparable Multiple	7.43x	7.43x	7.43x
Total First Lien Debt	$1,172,460
Investments in Second Lien Debt	1,048	Discounted Cash Flow	Discount Rate	11.93%	11.93%	11.93%
Total Second Lien Debt	$1,048
Total Level 3 Investments	$1,173,508

				Range
	Fair Value as of December 31, 2017	Valuation Techniques	Significant Unobservable Inputs	Low	High	Weighted Average
Investments in First Lien Debt	$857,283	Discount Cash Flow	Discount Rate	4.14%	11.03%	6.02%
	121,435	Consensus Pricing	Indicative Quotes	85.00	100.92	96.68
Total First Lien Debt	$978,718
Investments in Second Lien Debt	6,055	Discounted Cash Flow	Discount Rate	9.32%	9.69%	9.66%
Total Second Lien Debt	$6,055
Total Level 3 Investments	$984,773

The significant unobservable inputs used in the fair value measurement of Credit Fund’s investments in first and second lien debt securities are discount rates and indicative quotes. Significant increases in discount rates would result in a significantly lower fair value measurement. Significant decreases in indicative quotes in isolation may result in a significantly lower fair value measurement.

Financial instruments disclosed but not carried at fair value
The following table presents the carrying value and fair value of Credit Fund’s secured borrowings, mezzanine loans, and subordinated loans disclosed but not carried at fair value as of December 31, 2018 and 2017:

	December 31, 2018		December 31, 2017
	Carrying Value	Fair Value	Carrying Value	Fair Value
Secured borrowings	$572,178	$572,178	$377,686	$377,686
Mezzanine loans	112,000	112,000	85,750	85,750
Subordinated loans	236,000	220,590	173,000	173,000
Total	$920,178	$904,768	$636,436	$636,436

The carrying values of the secured borrowings and mezzanine loans approximate their respective fair values and are categorized as Level III within the hierarchy.
Secured borrowings are valued generally using discounted cash flow analysis. The significant unobservable inputs used in the fair value measurement of Credit Fund’s secured borrowings are discount rates. Significant increases in discount rates would result in a significantly lower fair value measurement.
Mezzanine loans and subordinated loans are valued using discounted cash flow analysis with expected recovery rate of principal and interest. The significant unobservable inputs used in the fair value measurement of the mezzanine loans are recovery rates of principal and interest. Significant decreases in recovery rates would result in a significantly lower fair value measurement. The significant unobservable inputs used in the fair value measurement of the subordinated loans are discount rates, default rates and recovery rates. Significant increases in discount rates or default rates would result in a significantly lower fair value measurement. Significant decreases in recovery rates would result in a significantly lower fair value measurement.

The following table represents the carrying values (before debt issuance costs) and fair values of Credit Fund’s 2017-1 Notes disclosed but not carried at fair value as of December 31, 2018 and 2017:

	December 31, 2018		December 31, 2017
	Carrying Value	Fair Value	Carrying Value	Fair Value
Class A-1 Notes	$191,569	$191,330	$231,700	$231,700
Class A-2 Notes	48,300	47,608	48,300	48,300
Class B-1 Notes	15,000	14,621	15,000	15,000
Class B-2 Notes	9,000	8,743	9,000	9,000
Class C Notes	22,900	21,782	22,900	22,642
Class D Notes	25,100	24,033	25,100	24,347
Total	$311,869	$308,117	$352,000	$350,989

The fair value determination of Credit Fund’s 2017-1 Notes was based on the market quotation(s) received from broker/dealer(s). These fair value measurements were based on significant inputs not observable and thus represent Level 3 measurements as defined in the accounting guidance for fair value measurement.

The carrying value of other financial assets and liabilities approximates their fair value based on the short term nature of these items.
4. RELATED PARTY TRANSACTIONS
Administration Agreement
On February 29, 2016, Credit Fund’s Board of Managers approved an administration agreement (the “Administration Agreement”) between Credit Fund and the Administrator. Pursuant to the Administration Agreement, the Administrator provides services and receives reimbursements equal to an amount that reimburses the Administrator for its costs and expenses and Credit Fund’s allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including Credit Fund’s allocable portion of the compensation paid to or compensatory distributions received by Credit Fund’s officer and respective staff who provide services to Credit Fund, operations staff who provide services to Credit Fund. Reimbursement under the Administration Agreement occurs quarterly in arrears.
The initial term of the Administration Agreement is two years from February 29, 2016 and, unless terminated earlier, the Administration Agreement will renew automatically for successive annual periods. The Administration Agreement may not be assigned by a party without the consent of the other party and may be terminated by either party without penalty upon at least 60 days’ written notice to the other party.
For the years ended December 31, 2018 and 2017 Credit Fund incurred $148 and $114, respectively, in fees under the Administrative Agreement, which were included in administrative service fees in the accompanying Consolidated Statements of Operations. As of December 31, 2018 and 2017, $14 and $20, respectively, was unpaid and included in other accrued expenses and liabilities in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Capital.

Sub-Administration Agreements
On February 29, 2016, the Administrator entered into sub-administration agreements with Carlyle Employee Co.. Pursuant to the agreement, Carlyle Employee Co. provides the Administrator with access to personnel.
On April 5, 2016, the Administrator entered into a sub-administration agreement with State Street Bank and Trust Company (the “Sub-Administration Agreement”). This Agreement shall commence on the date hereof and shall continue in full force and effect until terminated. The Sub-Administration Agreement may not be assigned by a party without the consent of the other party and may be terminated by either party without penalty upon at least 60 days’ written notice to the other party.

For the years ended December 31, 2018 and 2017, fees incurred in connection with the Sub-Administration Agreement, which amounted to $300 and $293, respectively, were included in other general and administrative in the accompanying Consolidated Statements of Operations. As of December 31, 2018 and 2017, $150 and $75, respectively, was unpaid and included in other accrued expenses and liabilities in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Capital.
Transactions with TCG BDC
During the years ended December 31, 2018 and 2017 , the Credit Fund purchased 4 and 17 investments, respectively, from TCG BDC for proceeds of $85,002 and $135,466, respectively.
Other
No management or incentive fees are incurred by Credit Fund.

5. BORROWINGS
Credit Fund Facility

On June 24, 2016, Credit Fund closed on the Credit Fund Facility, which was subsequently amended on June 5, 2017, October 2, 2017, November 3, 2017, June 22, 2018 and June 29, 2018, from which Credit Fund may from time to time request mezzanine loans from TCG BDC. The maximum principal amount of the Facility is $175,000, subject to availability under the Credit Fund Facility, which is based on certain advance rates multiplied by the value of Credit Fund’s portfolio investments net of certain other indebtedness that Credit Fund may incur in accordance with the terms of the Credit Fund Facility. Proceeds of the Credit Fund Facility may be used for general corporate purposes, including the funding of portfolio investments. Amounts drawn under the Credit Fund Facility bear interest at the greater of zero and LIBOR plus an applicable spread of 9.00% and such interest payments are made quarterly. The availability period under the Credit Fund Facility will terminate on March 22, 2019, which is also its maturity date upon which Credit Fund is obligated to repay any outstanding borrowings.
During the years ended December 31, 2018 and 2017, there were mezzanine loan borrowings of $120,150 and $135,960, respectively, and repayments of $93,900 and $112,594, respectively, under the Credit Fund Facility. As of December 31, 2018 and 2017, there were $112,000 and $85,750 in mezzanine loans outstanding.
As of December 31, 2018 and 2017, Credit Fund was in compliance with all covenants and other requirements of the Credit Fund Facility.
Credit Fund Sub Facility
On June 24, 2016, the Credit Fund Sub closed on June 24, 2016 on the Credit Fund Sub Facility with lenders, which was subsequently amended on May 31, 2017, October 27, 2017 and August 24, 2018. The Credit Fund Sub Facility provides for secured borrowings during the applicable revolving period up to an amount equal to $640,000 (the borrowing base as calculated pursuant to the terms of the Credit Fund Sub Facility). The aggregate maximum credit commitment can be increased up to an amount not to exceed $1,400,000, subject to certain restrictions and conditions set forth in the Credit Fund Sub Facility, including adequate collateral to support such borrowings. The Credit Fund Sub Facility has a revolving period through May 21, 2021 and a maturity date of May 22, 2024, which may be extended by mutual agreement of the parties to the Credit Fund Sub Facility. Borrowings under the Credit Fund Sub Facility bear interest initially at the applicable commercial paper rate (if the lender is a conduit lender) or LIBOR (or, if applicable, a rate based on the prime rate or federal funds rate) plus 2.25% per year during the revolving period and plus 3.75% per year thereafter. The Credit Fund Sub is also required to pay an undrawn commitment fee of between 0.50% and 0.75% per year depending on the usage of the Credit Fund Sub Facility. Payments under the Credit Fund Sub Facility are made quarterly. Subject to certain exceptions, the Facility is secured by a first lien security interest in substantially all of the portfolio investments held by the Credit Fund Sub.
As part of the Credit Fund Sub Facility, the Credit Fund Sub is subject to limitations as to how borrowed funds may be used and the types of loans that are eligible to be acquired by the Credit Fund Sub including, but not limited to, restrictions on sector and geographic concentrations, loan size, payment frequency, tenor and minimum investment ratings (or estimated ratings). In addition, borrowed funds are intended to be used primarily to purchase first lien loan assets, and the Credit Fund Sub is limited in its ability to purchase certain other assets (including, but not limited to, second lien loans, covenant-lite loans, revolving and delayed draw loans and discount loans) and other assets are not permitted to be purchased (including, but not limited to paid-in-kind loans and structured finance obligations). The Credit Fund Sub Facility has certain requirements relating to interest coverage, collateral quality and portfolio performance, including limitations on delinquencies and charge offs, certain violations of which could result in the immediate acceleration of the amounts due under the Credit Fund Sub Facility. The Credit Fund Sub Facility is also subject to a borrowing base that applies different advance rates to assets held by the Credit Fund Sub based generally on the fair market value of such assets. Under certain circumstances as set forth in the Credit Fund Sub Facility, Credit Fund could be obliged to repurchase loans from the Credit Fund Sub.
During the years ended December 31, 2018 and 2017, there were secured borrowings of $239,235 and $466,605, respectively, and repayments of $145,787 and $337,459, respectively, under the Credit Fund Sub Facility. As of December 31, 2018 and 2017, there was $471,134 and $377,686 in secured borrowings outstanding, respectively.
As of December 31, 2018, Credit Fund Sub was in compliance with all covenants and other requirements of the Credit Fund Sub Facility.
Credit Fund Warehouse Facility
On November 26, 2018, Credit Fund Sub closed on the Credit Fund Warehouse Facility with lenders. The Credit Fund Warehouse Facility provides for secured borrowings during the applicable revolving period up to an amount equal to $150,000. The facility is secured by a first lien security interest in substantially all of the portfolio investments held by the Credit Fund Warehouse. The maturity date of the Credit Fund Warehouse is November 26, 2019. Amounts borrowed under the Credit Fund Warehouse Facility bear interest at a rate of LIBOR plus 1.05%.
During the year ended December 31, 2018, there were secured borrowings of $101,044 under the Credit Fund Warehouse Facility. As of December 31, 2018, there was $101,044 in secured borrowings outstanding.
As of December 31, 2018, Credit Fund Warehouse was in compliance with all covenants and other requirements of the Credit Fund Warehouse Facility.

Summary of Facilities

The facilities of Credit Fund, Credit Fund Sub and Credit Fund Warehouse consisted of the following as of December 31, 2018 and 2017:

	December 31, 2018
	Total Facility	Borrowings Outstanding	Unused Portion (1)	Amount Available (2)
Secured borrowings - Credit Fund Sub Facility	$640,000	$471,134	$168,866	$10,590
Secured borrowings - Credit Fund Warehouse Facility	150,000	101,044	48,956	—
Mezzanine loans	175,000	112,000	63,000	50,290
Total	$965,000	$684,178	$280,822	$60,880

	December 31, 2017
	Total Facility	Borrowings Outstanding	Unused Portion (1)	Amount Available (2)
Secured borrowings - Credit Fund Sub Facility	$640,000	$377,686	$262,314	$4,467
Mezzanine loans	175,000	85,750	89,250	23,723
Total	$815,000	$463,436	$351,564	$28,190

(1)	The unused portion is the amount upon which commitment fees are based.

(2)	Available for borrowing based on the computation of collateral to support the borrowings.

As of December 31, 2018 and 2017, $10,151 and $8,662 of interest expense, respectively, $224 and $94 of unused commitment fees, respectively, and $29 and $14 of other fees, respectively, were included in interest and credit facility fees payable. For the years ended December 31, 2018 and 2017, the weighted average interest rate were 6.06% and 5.00%, respectively. For the years ended December 31, 2018 and 2017, average principal debt outstanding was $587,364 and $575,014, respectively. As of December 31, 2018 and 2017, the interest rate was 5.28% and 5.06%, respectively, based on floating LIBOR rates.

For the years ended December 31, 2018 and 2017, the components of interest expense and credit facility fees on the facilities were as follows:

	For the year ended December 31, 2018	For the year ended December 31, 2017
Interest expense	$35,606	$28,761
Facility unused commitment fee	1,086	607
Amortization of deferred financing costs	1,233	1,192
Other fees	119	54
Total interest expense and credit facility fees	$38,044	$30,614
Cash paid for interest expense	$34,175	$23,476
6. 2017-1 Notes
On December 19, 2017, Credit Fund completed the 2017-1 Debt Securitization. The 2017-1 Notes were issued by the 2017-1 Issuer, a wholly owned and consolidated subsidiary of Credit Fund, and are secured by a diversified portfolio of the 2017-1 Issuer consisting primarily of first and second lien senior secured loans. The 2017-1 Debt Securitization was executed through a private placement of the 2017-1 Notes, consisting of $231,700 of Aaa/AAA Class A-1 Notes, which bear interest at the three-month LIBOR plus 1.17%; $48,300 of Aa2/AA Class A-2 Notes, which bear interest at the three-month LIBOR plus 1.50%; $15,000 of A2/A Class B-1 Notes, which bear interest at the three-month LIBOR plus 2.25%; $9,000 of A2/A Class B-2 Notes which bear interest at 4.30%; $22,900 of Baa2/BBB Class C Notes which bear interest at the three-month LIBOR plus 3.20%; and $25,100 of Ba2/BB Class D Notes which bear interest at the three-month LIBOR plus 6.38%. The 2017-1 Notes are scheduled to mature on January 15, 2028. Credit Fund received 100% of the preferred interests issued by the 2017-1 Issuer (the “2017-1 Issuer Preferred Interests”) on the closing date of the 2017-1 Debt Securitization in exchange for Credit Fund's contribution to the 2017-1 Issuer of the initial closing date loan portfolio. The 2017-1 Issuer Preferred Interests do not bear interest and had a nominal value of $47,900 at closing.

On the closing date of the 2017-1 Debt Securitization, the 2017-1 Issuer effected a one-time distribution to the Credit Fund of a substantial portion of the proceeds of the private placement of the 2017-1 Notes, net of expenses, which distribution was used to repay a portion of certain amounts outstanding under the Credit Fund Sub Facility and the Credit Fund Facility. As part of the 2017-1 Debt Securitization, certain first and second lien senior secured loans were distributed by the Credit Fund Sub to the Company pursuant to a distribution and contribution agreement. Credit Fund contributed the loans that comprised the initial closing date loan portfolio (including the loans distributed to Credit Fund from the Credit Fund Sub) to the 2017-1 Issuer pursuant to a contribution agreement. Assets of the 2017-1 Issuer are not available to the creditors of the Credit Fund Sub or Credit Fund. In connection with the issuance and sale of the 2017-1 Notes, Credit Fund made customary representations, warranties and covenants in the purchase agreement.
Credit Fund (“Servicer”) serves as servicer to the 2017-1 Issuer under a servicing agreement (the “Servicing Agreement”). Pursuant to the Servicing Agreement, the 2017-1 Issuer will pay servicing fees (“Servicing Fees”) to the Servicer for servicing the portfolio. As per the Servicing Agreement, for the period Credit Fund retains all of the 2017-1 Issuer Preferred Interests, the Servicer will not earn Servicing Fees for providing such portfolio servicing. Credit Fund currently retains all of the 2017-1 Issuer Preferred Interests, thus the Servicer did not earn any Servicing Fees from the 2017-1 Issuer for the year ended December 31, 2018. Any such waived fees may not be recaptured by the Servicer.
The 2017-1 Issuer pays ongoing administrative expenses to the trustee, independent accountants, legal counsel, rating agencies and independent managers in connection with developing and maintaining reports, and providing required services in connection with the administration of the 2017-1 Issuer.
As of December 31, 2018, there were 39 first lien and second lien senior secured loans with a total fair value of approximately $320,246 securing the 2017-1 Notes. The pool of loans in the securitization must meet certain requirements, including asset mix and concentration, term, agency rating, collateral coverage, minimum coupon, minimum spread and sector diversity requirements in the indenture governing the 2017-1 Notes.
For the period from December 19, 2017 (date of issuance of the 2017-1 Notes) through December 31, 2017 and for the year ended December 31, 2018, the weighted average interest rate, which includes amortization of debt issuance costs on the 2017-1 Notes, were 4.30% and 3.39% respectively, based on floating LIBOR rates.
For the years ended December 31, 2018 and 2017, the components of interest expense on the 2017-1 Notes were as follows:

	For the years ended
	December 31, 2018	December 31, 2017
Interest expense	$13,584	$418
Amortization of deferred financing costs	204	7
Amortization of discount	$104	$—
Total interest expense and credit facility fees	$13,892	$425
Cash paid for interest expense	$11,102	$—
7. MEMBERS’ CAPITAL AND SUBORDINATED LOANS
The Members each have 50% economic ownership of Credit Fund and have commitments to fund, from time to time, capital and subordinated loans of up to $400,000 each. Funding of such commitments generally requires the approval of the board of Credit Fund, including the board members appointed by the Members.
For the years ended December 31, 2018 and 2017, TCG BDC and Credit Partners each made capital contributions of $0 and $1, respectively, in members’ equity and $31,500 and $51,500, respectively, in subordinated loans to Credit Fund. As of December 31, 2018 and 2017, Credit Fund had subordinated loans of $236,000 and $173,000, respectively, and members’ equity of $2 and $2, respectively. The subordinated loans have a stated interest rate of 0.001% and a maturity date of March 1, 2021, unless extended by the Members.
As of December 31, 2018 and 2017, TCG BDC and Credit Partners have remaining commitments to fund, from time to time, capital of up to $281,999 and $313,499 each, respectively.

8. COMMITMENTS AND CONTINGENCIES
A summary of significant contractual payment obligations was as follows as of December 31, 2018 and 2017:

	Secured borrowings, mezzanine loans and subordinated loans		2017-1 Notes
Payment Due by Period	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Less than 1 Year	$213,044	$85,750	$—	$—
1-3 Years	—	—	—	—
3-5 Years	236,000	173,000	—	—
More than 5 Years	471,134	377,686	309,114	352,000
Total	$920,178	$636,436	$309,114	$352,000

In the ordinary course of its business, Credit Fund enters into contracts or agreements that contain indemnification and warranties. Future events could occur that lead to the execution of these provisions against Credit Fund. Credit Fund believes that the likelihood of such an event is remote; however, the maximum potential exposure is unknown. No accrual has been made in the consolidated financial statements as of December 31, 2018 and 2017 for any such exposure.
As of December 31, 2018 and 2017, Credit Fund had remaining $563,998 and $626,998, respectively, in total capital commitments from the members.
Credit Fund had the following unfunded commitments to fund delayed draw and revolving senior secured loans as of the indicated dates:

	Par Value as of
	December 31, 2018	December 31, 2017
Unfunded delayed draw commitments	$37,437	$33,506
Unfunded revolving term loan commitments	54,009	38,952
Total unfunded commitments	$91,446	$72,458
9. LEGAL MATTERS
Credit Fund may become party to certain lawsuits in the ordinary course of business. Credit Fund does not believe that the outcome of current matters, if any, will materially impact Credit Fund or its consolidated financial statements. As of December 31, 2018 and 2017, Credit Fund was not subject to any material legal proceedings, nor, to Credit Fund’s knowledge, is any material legal proceeding threatened against Credit Fund.
10. CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the years ended
	December 31, 2018	December 31, 2017
Internal rate of return (1)	N/M	N/M

Ratios and supplemental data
Ratios to average members’ equity
Operating expenses (2)	221300%	174650%
Interest expense (2)	2474900%	1459550%
Total expenses (2)	2696200%	1634200%
Net investment income (3)	1431800%	841050%

(1)
The internal rate of return since inception (“IRR”) was computed based on the dates of members’ equity contributions to Credit Fund, distributions from Credit Fund to Members in respect of their equity, and the fair value of the members’ equity as of December 31, 2018 and 2017. The IRR of the Members is net of all fees and expenses. Because IRR does not include contributions from, distribution to or the carrying value of the Members’ subordinated loans, the IRRs for the years ended December 31, 2018 and 2017 are not a meaningful measure of Credit Fund’s performance for its Members. Inclusive of contributions from, distribution to and the carrying value of the

Members’ equity and subordinated loans, the IRR of the Members’ equity and subordinated loans was 14.4% for the period from the commencement of operations to December 31, 2018.

(2)
The expense ratios are calculated as the total operating expenses allocated to the Members divided by the fair value of the Members’ weighted average capital balance for the period presented as defined by the disclosure requirements for investment companies. Pursuant to the LLC Agreement, there are no management or incentive fees. Expenses were not annualized in calculating the expense ratio. Because the expense ratios do not include the carrying value of the Members’ weighted average subordinated loans, the expense ratios for the period from the year ended December 31, 2018 and 2017 are not a meaningful measure of Credit Fund’s expenses for its Members. Inclusive of the carrying value of the Members’ equity and subordinated loans, the total expense ratio of the Members’ equity and subordinated loans for the years ended December 31, 2018 and 2017 were 27.8% and 25.1%, respectively.

(3)
The net investment income ratio is the excess of the Members’ investment income over total expenses divided by the fair value of the Members’ weighted average capital balance for the period presented. Net investment income was not annualized in calculating the net investment income ratio. Because the net investment income ratio does not include the carrying value of the Members’ weighted average subordinated loans, the net investment income ratios for the years ended December 31, 2018 and 2017 are not a meaningful measure of Credit Fund’s net investment income for its Members. Inclusive of the carrying value of the Members’ equity and subordinated loans, the net investment income ratio of the Members’ equity and subordinated loans for the years ended December 31, 2018 and 2017 were 14.8% and 12.9%, respectively.

11. SUBSEQUENT EVENTS
Subsequent events have been evaluated through February 26, 2019, which is the date the consolidated financial statements were available to be issued. There have been no subsequent events that require recognition or disclosure through such date.